As file with the Securities and Exchange Commission on December 13, 2012	Registration No. 333-165164

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WINNER MEDICAL GROUP INC.

(Exact name of Registrant as specified in its charter)

Nevada	33-0215298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Winner Industrial Park, Bulong Road

Longhua, Shenzhen City, 518109

The People’s Republic of China

Telephone Number:  (86) 755-28138888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jianquan Li

Chief Executive Officer

Winner Medical Group Inc.

Winner Industrial Park, Bulong Road

Longhua, Shenzhen City, 518109

The People’s Republic of China

Telephone Number:  (86) 755-28138888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

Winner Medical Group Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 on Form S-3 in order to deregister shares of its common stock, $0.001 par value per share, that were previously registered by the Company pursuant to the Registration Statement on Form S-3 (Reg. No. 333-165164) (the “Registration Statement”).

Effective as of December 11, 2012 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of July 24, 2012 (the “Merger Agreement”), by and among the Company, Winner Holding Limited, a Cayman Islands exempted company with limited liability (“Parent”), and Winner Acquisition, Inc., a Nevada corporation and a wholly-owned, direct subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Post-effective Amendment No. 1 to the Registration Statement on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Shenzhen, China, on December 13, 2012.

WINNER MEDICAL GROUP INC.

By:	/s/ Jianquan Li
Mr. Jianquan Li
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on December 13, 2012.

/s/ Jianquan Li
Jianquan Li	Chief Executive Officer, President and Sole Director (Principal Executive Officer)

/s/ Xiuyuan Fang
Xiuyuan Fang	Chief Financial Officer and Treasurer (Principal Financial Officer)